Exhibit (m)(23)

ORDER PLACEMENT AGREEMENT

This Agreement is entered into as of May 29, 2015 between SunGard Brokerage & Securities Services LLC (“Company”), a Limited Liability Company organized under the laws of Delaware, and GMO Series Trust (the “Trust”), an investment company with multiple series (each, a “Fund” and together, the “Funds”) registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and organized as a Massachusetts business trust.

WHEREAS, the Company through a separate bank custodian agreement, possesses the authority to act on behalf of certain plan shareholders (the “Plans”) as identified on Schedule A;

WHEREAS, the bank custodian (“Custodian”) performs settlement, custody and other services for the Plans investing in the Funds;

WHEREAS, the Company from time to time places purchase and redemption orders (“Orders”) solely with respect to the Plans investing in the Funds;

WHEREAS, the Company and GMO Series Trust desire to facilitate the timely and accurate processing and confirmation of transactions in shares of the Funds through accounts in each Fund (each an “Account”) established by Company in the names of the Plans through the Funds’ designated transfer agent, subject to the terms and conditions of this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

1.	Services. GMO Series Trust shall make shares of the Funds available to the Plans, subject to the Funds’ prospectuses as in effect from time to time. This Agreement states the terms and conditions that govern the Company’s use of the National Securities Clearing Corporation’s Fund/SERV platform (the “NSCC Platform”) to place Orders with the Company. All order notification requirements, order limits and order time deadlines agreed to by the parties, shall be set forth herein. No new accounts will be added or established without advanced notice to and approval from the GMO Series Trust. All new accounts for the Plans will be established by the Custodian.

2.	Pricing Information. GMO Series Trust or its designee shall use best efforts to furnish Company, with respect to each Fund,

(a)	by 8 p.m. Eastern Time, net asset value information as of the close of regular trading on the New York Stock Exchange (currently, 4:00 p.m. Eastern Time) or as of such earlier times at which a Fund’s net asset value is calculated as specified in such Fund’s prospectus (“Close of Trading”) on each business day that the New York Stock Exchange (the “Exchange”) is open for business and on which the relevant Fund determines its net asset value (“Business Day”), and

(b)	distribution information by 8 p.m. Eastern Time on ex-dividend date via e-mail delivery to Company as it becomes available.

3.	Acceptance of Orders and Timing Requirements.

(a)	Company will transmit to a Fund’s transfer agent orders to purchase or redeem Fund shares for an Account on the basis of those instructions. Company agrees that orders for net purchases or net redemptions of Fund shares that are transmitted to the Fund’s transfer agent, or via standard NSCC processes, were received in good order by the Company (or an agent or designee with which the Company has an agreement to receive Orders prior to the Close of Trading) on any given Business Day will receive the next available net asset value of the Fund. Wires will be transmitted in accordance with then current NSCC DCC&S processing guidelines (collectively, “NSCC guidelines”) and settlement will be done through the Custodian.

(b)	The Business Day on which instructions are received in good order and are transmitted to the Fund’s transfer agent by 8:30 am T+1 via standard NSCC guidelines shall be the trade date for which shares of the Funds shall be purchased and redeemed as a result of such instructions. Instructions received in good order by Company from an agent as being received after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. Distributions will be automatically reinvested at net asset value in accordance with each Fund’s then current prospectus unless Company otherwise indicates that such distributions are to be paid in cash.

(c)	Subject to Company’s compliance with the foregoing, Company will be considered agent for the Funds for the sole and limited purpose of receiving orders for purchases and redemptions of shares of the Funds on behalf of an Account. Any cash distributions to the Plans will be managed by the Custodian.

4.	Operating Procedures.

The purchase, sale, redemption and settlement of Fund shares will normally follow the NSCC guidelines, as set forth in Schedule B. In the event that such guidelines are not followed as described, the Manual Processing Procedures defined in Schedule C shall apply.

5.	Oversight. Company shall permit Trust or its representative to have reasonable access no more than annually with adequate notice to its facilities in order to monitor the quality of the services performed by Company under this Agreement which access shall be in conformity with Company’s internal policies. Trust shall permit Company or its representative to have reasonable access no more than annually with adequate notice to its facilities in order to monitor the quality of the services performed by Trust under this Agreement which access shall be in conformity with Trust’s internal policies.

6.	Maintenance of Records. Company will maintain records of all Orders placed with the Funds and upon the reasonable request of the Funds and/or the Trust will provide such records.

7.	Fees. The parties agree that for services contemplated herein no compensation will be paid.

8.	Compliance with Laws. At all times each party shall comply with all laws, rules and regulations applicable to it by virtue of entering into this Agreement, including, without limitation, those applicable to a transfer agent under the Federal securities laws.

9.	Liability of Company for Actions of its Agents or Affiliates. Company is solely responsible for actions or omissions by any affiliates of Company who perform services or obligations required of Company hereunder to the same extent as if such action or omission was performed by Company directly, and failure by such affiliate to perform under or comply with this Agreement will not relieve Company of any of its obligations under this Agreement.

10.

Indemnification. (a) Company shall indemnify and hold harmless the Trust, each of the Trust’s affiliated companies, and each of their respective officers, directors, trustees, employees and agents, against and from any and all claims, demands, damages, liabilities, and losses (including reasonable attorney’s fees and other out-of-pocket costs of defending against any such claim or liability) to which any of them becomes subject as a result or arising out of (i) any grossly negligent act or omission by Company or its agents or (ii) Company’s fraud or willful misconduct. Company represents and warrants that at all times it has sufficient financial resources, whether through a fidelity bond or otherwise, to meet all of its indemnification obligations arising under this Agreement.

(b) Trust shall indemnify and hold harmless the Company, each of Company’s affiliated companies, and each of their respective officers, directors, trustees, employees and agents, against and from any claims, demands, damages, liabilities, and losses (including reasonable attorney’s fees and other out-of-pocket costs of defending against any such claim or liability) to which any of them becomes subject as a result or arising out of (i) any grossly negligent act or omission by the Trust, the Trust’s correspondents or their agents or (ii) the Trust’s fraud or willful misconduct, all of the foregoing of which as applied to the Trust’s duties and obligations under this Agreement. The Trust represents and warrants that at all times it has sufficient financial resources, whether through a fidelity bond or otherwise, to meet all of its indemnification obligations arising under this Agreement.

(c) Except as applied to any claim for breach of confidentiality, the parties agree and acknowledge that under no circumstances shall Company or the Trust (or any or the affiliates of either) be responsible to the other party for any lost revenues or profits, loss of business or goodwill, investment, market or other economic losses, or any incidental, indirect, exemplary, consequential, special or punitive damages of any kind.

(d) If any action, suit, proceeding, or investigation is initiated, or any claim or demand is made, against any party indemnified hereto with respect to which such party (“Indemnified Party”) may make a claim against any other party hereto (“Indemnifying Party”) pursuant to this Section 9, then the Indemnified Party shall give prompt written notice of such action, suit, proceeding, investigation, claim or demand to the Indemnifying Party. Thereafter, the Indemnifying Party shall have the opportunity, at its own expense and with its own counsel, to defend or settle such action, suit, proceeding , investigation, claim or demand; provided, however, that: (i) the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such action, suit, proceeding, investigation, claim or demand; (ii) the Indemnified Party shall have the right to participate, at its own expense in the defense of such action, suit, proceeding, investigation, claim or demand and shall cooperate as reasonably requested by the Indemnifying Party in the defense thereof; and (iii) the Indemnifying Party shall not settle such action, suit, proceeding, investigation, claim or demand without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

11.	Operation of Funds. Company acknowledges that the processing of orders to purchase or redeem Fund shares shall be subject to the terms and conditions set forth in each Fund’s prospectus, as in effect from time to time. Unless expressly stated otherwise, nothing contained herein shall limit the authority of any Fund or GMO Series Trust to take such action as it may deem appropriate or advisable in connection with all matters relating to the operation of such Fund and the sale of its shares.

12.	Relationship of Parties. Except as specifically provided in Section 3 of this Agreement, it is understood and agreed that all services performed hereunder by Company shall be as an independent contractor and not as an employee or agent of GMO Series Trust or any of the Funds, and none of the parties shall hold itself out as an agent of any other party with the authority to bind such party. The parties acknowledge that Funds Distributor, LLC serves as the Funds’ distributor and principal underwriter, and to the extent Company or its agent or affiliate is involved directly or indirectly in the purchase or redemption of shares of any Fund under this Agreement, such involvement will be as agent of Plan and the Account only.

13.	Use of Names. Except as otherwise expressly provided for in this Agreement, Company shall not use, nor shall it allow its employees or agents to use, the name or logo of Series Trust or the Funds, any affiliate of GMO Series Trust, or any products or services sponsored, managed, advised, administered, or distributed by GMO Series Trust or any of its affiliates, for advertising, trade or other commercial or noncommercial purposes without the express prior written consent of GMO Series Trust.

14.	Confidentiality. During the term of this Agreement, the parties agree to keep in strict confidence all information, including the duties and obligations hereunder, pertaining to the performance of the services performed in connection with this Agreement, except such information that is required to be disclosed by any regulator or auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

15.	Termination or Assignment. This Agreement may be terminated upon sixty (60) days advance written notice (or in the case of termination, suspension, or restriction of sales of Fund shares by the GMO Series Trust, in which case the earlier of 30 days advance written notice or the termination date established by the GMO Series Trust shall be the date for termination of the Agreement) to the other party. Furthermore, each party may terminate this Agreement at any time by giving written notice to the other party in the event of a material breach of this Agreement by the other party that is not cured within 30 days.

Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the parties which consent shall not be unreasonably withheld. This Agreement shall inure to the benefit of and be binding upon both parties and their respective successors and permitted assigns. Both parties agree to give as much prior notice as is administratively and/or legally practicable in the event of its intent to assign this Agreement.

16.	Notices. Each notice required by this Agreement shall be given in writing and delivered personally or mailed by certified mail or courier service to the other party at the following address or such other address as each party may give notice to the other:

If to Company, to:

SunGard Brokerage & Securities Services LLC Attn: SGN Contracts

2100 Enterprise Avenue

Geneva, IL 60134

If to GMO Series Trust or any Fund, to:

GMO Shareholder Services Group

40 Rowes Wharf

Boston, Massachusetts 02110

17.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of The State of New York applicable to agreements executed and to be performed therein.

18.	Massachusetts Business Series Trust. GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of GMO Series Trust of GMO Series Trust is on file with the Secretary of The Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the GMO Companys of the GMO Series Trust as GMO Companys and not individually, and that the obligations of or arising out of this Agreement with respect to each of the GMO Series Trust are not binding upon any of the GMO Companys, officers, or shareholders individually or any other series, but are binding only upon the assets and property of the Funds listed in Schedule I, severally and not jointly.

Notwithstanding the foregoing, GMO Series Trust represents and warrants that it has the requisite authority, on behalf of each of the GMO Series Trust as Companys and not individually, to enter into this Agreement on its own behalf, on behalf of any of its agents and on behalf of the Funds;

Each series of GMO Series Trust, on behalf of the Funds separately and not jointly, warrants and represents that it has, and at all times pertinent hereto shall have, sufficient financial resources, whether through a fidelity bond or otherwise, to meet all of its financial obligations arising under this Agreement, including its obligations under Section 9 of this Agreement.

19.	Survival. The provisions of Section 4 hereof shall survive the termination of this Agreement.

20.	Modification. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by a writing signed by each of the parties.

21.	Non-Exclusivity. Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

22.	Complete Agreement. This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

23.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

24.	Force Majeure. Neither party shall be responsible under this Agreement for any delay or failure to perform its duties, and shall not be liable hereunder for any loss or damage in association with such delay or failure to perform, for or in consequence of any circumstance or event which is beyond the reasonable control of the affected party and which adversely affects the performance by the affected party of its obligations hereunder, including any event caused by, arising out of or involving (a) an act of God, (b) any strike or other work stoppage, whether partial or total, or (c) any other cause similarly beyond the reasonable control of the affected party.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first above written.

SunGard Brokerage & Securities Services LLC

By: /s/ Stephanie Mayo

Print Name: Stephanie Mayo

Title: Senior Vice President

GMO Series TRUST, on behalf of the Funds separately and not jointly.

By: /s/ Megan Bunting

Print Name: Megan Bunting

Title: Vice President and Assistant Clerk

Reviewed by:

*	GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Companys of GMO Series Trust as Companys and not individually, and that the obligations of or arising out of this Agreement with respect to each series of GMO Series Trust are not binding upon any of the Companys or shareholders individually, but are binding upon the assets and property of that series.

Schedule A

PLAN AND FUND INVESTMENT

CLIENT NAME	GMO Series TRUST FUND	CLASS

Gannett Company, Inc.	GMO Benchmark Free Allocation Series Fund	R6

Schedule B

NSCC ORDER PLACEMENT PROCESS

The parties agree to establish an electronic data link through the NSCC DCC&S system (together, “NSCC system”). The NSCC system will enable Company to transmit Account trade information, including purchase, redemption and exchange instructions, as directed by the agent as being received by Plan Representative, to the Funds and likewise to receive trade and pricing information from the Funds. The parties agree to pay or arrange for payment of their respective NSCC costs.

Each party agrees to abide by NSCC guidelines in order to perform their respective obligations under this Agreement.

Company agrees that it will not place trades through the NSCC system with an “as of” date prior to the last Business Day on which a net asset value was reported without prior consent of GMO Series Trust.

On each Business Day, each Fund (or its transfer agent) shall accept and effect changes on its records upon receipt of purchase, redemption and exchange instructions for an Account in good order from Company through the NSCC system without supporting documents from the Plan Representative.

Confirmed trades and any other information provided through the NSCC system pursuant to this Agreement shall be accurate, complete and in a format prescribed by the NSCC guidelines. Each party or their agent shall adopt, implement and maintain current procedures reasonably designed to ensure the accuracy of all transmissions through the NSCC system. Each party shall be entitled to act on information and transmissions received through the NSCC system that it reasonably believes to be genuine.

Company agrees that its receipt of information regarding confirmed trades through the NSCC system pursuant to this Agreement shall be deemed to be receipt of the written notification (“confirmation”) required by Rule 10b-10 under the Securities Exchange Act of 1934, as amended, and, as such, Company, on behalf of the Account and the Plan, hereby gives its informed consent to electronic delivery of such confirmation; provided that Company may request a paper copy of any confirmation delivered to it electronically and, provided further, that Company may revoke its consent to electronic delivery pursuant to a notice delivered under Section 22 hereof.

The purchase, sale, redemption and settlement (through Custodian) of a Fund’s shares will normally follow NSCC guidelines, as described above. In the event that such guidelines are not followed as described, the Manual Processing Procedures defined in Schedule C will apply.

Schedule C

MANUAL OPERATING PROCEDURES

The purchase, sale, redemption and settlement of Funds will normally follow NSCC’s processing procedures, as described above in Section 5, Operating procedures. In the event that such procedures are not followed as described, the Manual Processing Procedures defined herein will apply.

1.	On each business day that the New York Stock Exchange (the “Exchange”) is open for business and on which the relevant Fund determines its net asset value (“Business Day”), Company or its designee may transmit orders received by agent for the purchase, sale, exchange or transfer of Fund shares by the Account based solely upon the agent’s receipt of instructions from its customers prior to the Close of Trading on such Business Day. Instructions from customers of Company or its agent prior to the Close of Trading on any given Business Day (“Day 1”) and transmitted to a Fund or its designated agent via facsimile, electronic transmission or by a method mutually acceptable to both parties, by no later than 8:30 a.m. Eastern Time the next Business Day (“Day 2”), will be executed at the net asset value (“NAV”) of the applicable Fund determined as of the Close of Trading on Day 1.

2.	Immediately following the completion of the transmission of any Account order by Company to a Fund, Company will verify that such instructions were received by the Fund by a method mutually acceptable to both parties.

3.	Day 1 Trades shall normally settle on Day 2, but settlement may be extended as prescribed in a Fund’s then current prospectus (“Settlement Date”). Settlements will be through net Federal Funds wire transfers to an account designated by a Fund or its agent. In the case of instructions which constitute a net purchase order, Custodian shall be responsible for initiating a wire transfer of Federal Funds for the dollar amount of the net purchase order by 2:00 p.m. Eastern Time on the Settlement Date to Fund’s transfer agent. In the event the instructions constitute a net redemption order, the relevant Fund shall initiate a wire transfer of Federal Funds for the dollar amount of the net redemption order by 2:00 p.m. Eastern Time on the Settlement Date. Settlement will be in U.S. dollars.